Exhibit 99.2 Sempra Texas | Update to ERCOT Load Forecast 1 Key Highlights Growth in Peak Load • Texas is experiencing historic electric demand growth 2030 Estimate • ERCOT presentation shows load increasing to Permian Load 152 GW in 2030, nearly double the current 24 GW 1,2 record of 85 GW Large C&I • Significant load growth projected from a wide Load range of C&I, electrification of oil & gas Current 41 GW 2 operations, data centers, manufacturing and Record residential 152 GW 85 GW • Oncor is one of the country’s premier builders of T+D infrastructure C&I + ▪ Built, re-built, or reconductored ~13,000 miles Residential of electric T+D since 2018 Load ▪ Experienced supply chain, procurement and planning functions Oncor is well-positioned to advance Texas’ goal of expanding its network to support significantly higher electricity demand | 6 1. ERCOT CEO Board Update, as revised April 24, 2024, describing new view of load growth and noting that Texas House Bill 5066 required ERCOT to include prospective load identified by TSPs. 2. All-time peak demand record of 85 GW on August 10, 2023.

Sempra Texas | Oncor Proposed SRP[1]

Key Highlights

- $2.9B of CapEx and $520M of O&M expense
- Plan expected to reduce restoration costs, reduce outage times, increase system reliability
- Focus areas include:
  - 9,200 miles of lightning protection and cross arm replacement
  - 1,800 miles of existing underground system modernization
  - Expand vegetation management by 21,000 miles
  - Physical security investments
  - Enhancing private communications network
  - ~$900M of the total proposed spend would enhance wildfire mitigation efforts

High Impact Investments[2]

- **$1.8B - Overhead and Underground Resiliency and Modernization**
- **$510M - Continued Optimization of Distribution Automation**
- **$285M - Expanded Vegetation Management**
- **$525M - Enhanced Cybersecurity Risk Mitigation**
- **$80M - Improved Physical Security**
- **$180M - Specific Wildfire Mitigation**

SRP Filing Timeline

2024	Q2 Plan Filed	Q3 Proceeding Expected	Q4 Expected Order/Approval of System Resiliency Plan

1. Subject to PUCT approval. Per statute, PUCT will review and approve, modify or deny SRP within 180 days of filing. PUCT Docket No. 56545. Oncor's SRP filing contemplates expenditures over three years (anticipated 2025 – 2027).
2. Figures are rounded and include capital expenditures and O&M expense.

SEMPRA | 7